Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN EARNINGS FOR THE QUARTER ENDED MARCH 31, 2015

Aiken, South Carolina (April 27, 2015) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced results for the quarter ending March 31, 2015. The Company reported net income available to common shareholders of $1.4 million or $0.47 per common share (basic) for the quarter ended March 31, 2015, an increase of $201,000 or 16.8% compared to net income available to common shareholders of $1.2 million or $0.41 per common share (basic) for the quarter ended March 31, 2014. The increase was primarily the result of increases in net interest income and non-interest income of $133,000 and $1.1 million, respectively, offset by an increase in non-interest expense of $929,000 compared to the same period in 2014.

The Company’s net interest spread increased 19 basis points to 3.09% for the quarter ended March 31, 2015, compared to 2.90% for the same quarter in 2014. The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased $377,000 or 24.3% to $1.2 million for the quarter ended March 31, 2015 compared to $1.6 million for the same period in the prior year.  The decrease in interest expense was partially offset by slightly lower interest income. Consistent with the increase in interest spread, net interest income increased $133,000 or 2.4% to $5.8 million for the quarter ended March 31, 2015, compared to $5.6 million for the quarter ended March 31, 2014.

Non-interest income increased $1.1 million or 72.6% to $2.7 million for the quarter ended March 31, 2015 from $1.5 million for the same quarter in 2014. The increase is primarily the result of a $1.4 million increase in net gain on sale of investments partially offset by a $282,000 decrease in grant income.

Non-interest expense increased $929,000 or 17.4% to $6.3 million for the quarter ended March 31, 2015 compared to $5.3 million for the quarter ended March 31, 2014. The increase was primarily the result of a $788,000 increase in prepayment penalties on Federal Home Loan Bank advances. During the quarter ended March 31, 2015 the Bank prepaid $15.0 million in advances with a weighted average rate of 4.8% in order to reduce interest expense in future periods and improve net interest spread.

Total assets at March 31, 2015 were $823.1 million, a decrease of $2.2 million or 0.3%, compared to $825.4 million at December 31, 2014. Net loans receivable decreased $7.8 million or 2.3% to $332.1 million at March 31, 2015 from $339.9 million at December 31, 2014.  Total deposits increased $12.3 million or 1.9% to $672.4 million at March 31, 2015 compared to $660.1 million at December 31, 2014.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $16.9 million or 23.2% to $55.8 million at March 31, 2015 from $72.7 million at December 31, 2014.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

The Bank held a groundbreaking ceremony on January 15, 2015 for its newest branch in Ballentine, South Carolina. The new location, scheduled for opening in mid to late 2015, will be a full-service branch offering depository banking as well as commercial, personal and mortgage lending.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	INCOME STATEMENT HIGHLIGHTS
	For the quarter ended March 31,
	2015	2014
Total interest income	$6,949	$7,193

Total interest expense	1,173	1,550

Net interest income	5,776	5,643

Provision for loan losses	100	100

Net interest income after
provision for loan losses	5,676	5,543

Non-interest income	2,651	1,536

Non-interest expense	6,255	5,326

Income before income taxes	2,072	1,753

Provision for income taxes	568	450

Net income	$1,504	$1,303

Preferred stock dividends	110	110

Net income available to common shareholders	$1,394	$1,193

Earnings per common share (basic)	$0.47	$0.41

Earnings per common share (diluted)	$0.45	$0.39

	BALANCE SHEET HIGHLIGHTS
	March 31, 2015	December 31, 2014	Change

Total assets	$823,133	$825,364	-0.3%

Cash and cash equivalents	8,462	10,193	-17.0%

Total loans receivable, net	332,058	339,874	-2.3%

Investment and mortgage-backed securities	434,503	429,701	1.1%

Deposits	672,442	660,115	1.9%

Borrowings	55,779	72,662	-23.2%

Shareholders' equity	88,877	87,435	1.6%

Book value per share	$22.70	$22.23	2.1%

Total risk based capital ratio (1)	24.7%	24.43%	1.1%

Common equity tier one ratio (1)	23.5%	N/A	N/A

Non performing assets	15,453	16,971	-8.9%

Non performing assets to total assets	1.88%	2.06%	-8.7%

Allowance as a percentage of gross loans,
held for investment	2.34%	2.41%	-2.9%

(1)- This ratio is calculated using Bank only information and not consolidated information.